TERMINATION AGREEMENT AND MUTUAL RELEASE

This Termination Agreement and Mutual General Release (“Release”) is entered into between XFormity, Inc., a Texas corporation, and its parent XFormity Technologies, Inc., a Colorado corporation, and their affiliates (collectively, “XFormity”), and Altametrics XFormity, LLC, and its affiliates (collectively, “Altametrics”).

RECITALS

A.

The parties executed and delivered an Asset Purchase Agreement dated effective August 1, 2012 (the “Agreement”) providing for the sale by XFormity and the purchase by Altametrics of substantially all of the assets of XFormity.

B.

The consummation of the Agreement was and is subject to the satisfaction of numerous conditions precedent including, without limitation, the requirement that the Agreement be approved by the shareholders of XFormity.

C.

Notwithstanding its exercise of reasonable diligence and good faith, XFormity has determined that it will be unable to obtain the approval of the Agreement by a requisite vote of its shareholders on or before the Termination Date of the Agreement, to wit:  March 31, 2013.

D.

The parties desire to terminate the Agreement and resolve their respective rights and obligations thereunder.

E.

Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Agreement and/or the ancillary agreements provided for therein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties agree as follows:

1.

Effective upon the mutual execution hereof, the parties agree that the Agreement shall be deemed terminated and of no further legal force or effect, and each party shall be released from any further obligation or liability thereunder, except as expressly provided for herein.

2.

Notwithstanding the termination of the Agreement, the parties agree that the License Agreement dated effective August 1, 2012 and the Management Agreement dated August 1, 2012 shall continue in full force and effect in accordance with their respective terms.

3.

The Escrow Agreement dated effective August 1, 2012 shall continue in full force and effect and, pursuant to Section 5 thereof, the Escrow Amount, as defined therein, shall continue to be held by the Escrow Agent to be applied to the consummation of the Back-Up Asset Purchase Agreement dated effective August 1, 2012 between Altametrics, on the one hand, and Jack Rabin, as Trustee under that certain Trust Indenture dated January 12, 2006 on the other.

4.

 Except as otherwise provided for herein , XFormity and Altametrics, together with their respective officers, directors, partners, employees, attorneys, agents, affiliates, representatives, successors and assigns, both past and present, each irrevocably and unconditionally releases the other party, together with its affiliates, agents, employees, officers, directors, representatives, shareholders, attorneys, successors and assigns, of and from all claims and obligations and from any rights claimed or asserted by any reason and any other rights, whether statutory, contractual, or tortious, known or unknown, foreseen or unforeseen, at law or in equity, arising from any fact, transaction or occurrence; and each party agrees not to sue or bring any legal proceeding against the other, or its principals or affiliates, based upon any fact, transaction or occurrence up to the present date.  This release of claims shall not constitute a release of claims that may arise in the future under the continuing agreements of the parties, including the License Agreement, Management Agreement and Escrow Agreement.

5.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all previous communications, negotiations, and agreements whether written or oral.  This Agreement will be governed and construed in accordance with the laws of the State of California exclusive of its provisions on conflicts of laws.  The exclusive venue for litigating disputes hereunder shall be the State or Federal courts located in Orange County, CA.

6.

Any amendment or modification or this Agreement shall be in writing and shall be signed by the parties.

7.

If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement should be invalid in part, such invalidity shall in no way affect the rest of such provision, which shall, together with all other provisions of this Agreement, to the full extent consistent with law, continue in full force and effect.

8.

All notices, requests, demands, and other communications hereunder in writing and shall be delivered personally or sent by first class registered or certified mail, overnight courier service, or telecopy as follows:

If to XFormity, to:

XFormity, Inc.

Attention:  Chris Ball

4100 Spring Valley Road Suite 800

Dallas, TX 75244

Telephone:

(972) 661-1200

With a copy to:

Clifford L. Neuman, P.C.

Attn:  Clifford L. Neuman, Esq.

1507 Pine Street

Boulder, CO  80302

Telephone:  (303) 449-2100

If to Altametrics:

Altametrics Xformity, LLC

Attn: Legal Dept

3191 Red Hill Ave,  Suite 100

Costa Mesa CA 92626

or such other address or telecopy number as may be designated in writing by any party to the other parties hereto.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of telecopy confirmation, if sent by telecopy, one business day after delivery to an overnight courier service, or five days after mailing if sent by mail.

9.

This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their permitted successors and assigns.  This Agreement is a personal services contract, and it is expressly agreed that the rights and interests of Altametrics and Altametrics hereunder may not be sold, transferred, assigned, pledged, or hypothecated.

10.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.

Altametrics Xformity, LLC

XFormity, Inc.

By:  __/s/ Mitesh Gala

By:

/s/ Chris Ball

Mitesh Gala

Chris Ball, President & CEO

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